EXHIBIT 99.2


FOR IMMEDIATE RELEASE


             EMPIRE OF CAROLINA ANNOUNCES ELECTION OF NEW CHAIRMAN

         DELRAY BEACH, FL, June 24, 1997 -- Empire of Carolina (AMEX: EMP) today announced that, following the recently completed $16 million investment, Charles
S. Holmes has been elected to replace Steve Geller as Chairman of the Board of Directors of Empire of Carolina, Inc. Mr. Geller will continue to serve as a member of the Board and as Chief Executive Officer of the Company and its operating subsidiary, Empire Industries, Inc.

         Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. Its Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products. The Company's full line of basic toys includes the Big Wheel(R) line of Ride-On toys, Grand Champions(R) collectible horses, Buddy L(R) cars and trucks, and Power Driver(R) ride-ons.




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